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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF DESIGNATION

                                       OF

                         LITHIUM TECHNOLOGY CORPORATION


            Lithium Technology Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            1. In accordance with the authority of the Corporation's Board of Directors (the "Board") pursuant to Section 151 of the General Corporation Law of the State of Delaware and the Certificate of Incorporation of the Corporation (the "Charter"),the Board hereby amends Article FOURTH of the Corporation's Charter to designate a series of Preferred Stock as "Series A Preferred Stock", and to designate the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof as follows:

                            SERIES A PREFERRED STOCK

                  1. Certain Defined Terms, Etc. In addition to the terms defined elsewhere herein, certain capitalized terms used in this Article FOURTH have the meanings given to them in Section 11. References in this Article FOURTH to Sections are, unless otherwise stated, references to Sections herein.

                  2. Designation. Of the one hundred thousand (100,000) shares of Preferred Stock, par value $.01 per share, that the Corporation is authorized to issue, eleven thousand (11,000)are hereby designated as "Series A Preferred Stock" having the powers, preferences and relative participating, optional and other special rights and the qualifications, limitations or restrictions thereof as set forth in this Article FOURTH (the "Series A Preferred").

                  3. Dividends and Distributions. The holders of shares of
      Series A Preferred shall be entitled to receive dividends and distributions in an amount per share, at the time and in the manner, that the holders of shares of Common Stock into which it is convertible would be entitled to
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      receive if such Series A Preferred had been so converted into Common Stock as of the record date established for determining holders entitled to dividends, or if no such record date is established, as of the time of declaration of any such dividend or distribution.

                  4. Voting Rights. (a) Holders of Series A Preferred will have the right to vote or consent in writing as set forth in this Section 4.

                  (b) In addition to the voting rights provided by Sections 4(c) and 4(d), as long as any shares of Series A Preferred are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-outstanding shares of Series A Preferred, voting as a separate class, will be required in order for the Corporation to:

                  (i) amend, alter or repeal, whether by merger, consolidation or otherwise, the terms of this Article FOURTH or any other provision of the Charter or By-laws of the Corporation, in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series A Preferred, and the qualifications, limitations or restrictions thereof;

                  (ii) issue any shares of capital stock ranking prior or
            superior to, or on parity with, the Series A Preferred;

                  (iii) subdivide or otherwise change shares of Series A
            Preferred into a different number of shares whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise (whether or not any provision of Section 7 is applicable to such transaction); or

                   (iv) issue any shares of Series A Preferred other than in
            accordance with this Article FOURTH.

                  (c) On all matters as to which shares of Common Stock or shares of Series A Preferred are entitled to vote or consent (by written request or otherwise), each share of Series A Preferred will be entitled to the number of votes (rounded up to the nearest whole number) that the Common Stock into which it is convertible would have if such Series






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      A Preferred had been so converted into Common Stock as of the record date established for determining holders entitled to vote, or if no such record date is established, as of the time of any vote or consent (by written request or otherwise) of stockholders of the Corporation. Each share of Series A Preferred shall initially be entitled to the number of votes that one thousand (1,000) shares of Common Stock would have, subject to adjustment as provided in Section 7 hereof.

                  (d) Notwithstanding any other provision of the Charter or Bylaws of the Corporation (the "Bylaws"), the holders of a majority of the then-outstanding Series A Preferred may consent in writing to any matter about which a class vote is contemplated by Section 4(b) or 4(c), which written consent when so executed by the holders of a majority of the then-outstanding Series A Preferred will be deemed, subject to applicable Delaware law, to satisfy the requirements of Section 4(b) or 4(c), as applicable.

                  (e) A special meeting of stockholders shall be called by the Board or by the Secretary of the Corporation upon receipt of a written request to do so specifying the matter or matters (which must be appropriate for action at a special meeting) proposed to be presented to the meeting and signed by the holders of record of a majority of the shares of Series A Preferred outstanding on the date of receipt of such request. At any such special meeting only such business may be transacted as is related to the purpose or purposes set forth in the notice of such meeting required by Section 2.4 of the Bylaws.

                  5. Reacquired Shares. Any shares of Series A Preferred that are converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. None of such shares of Series A Preferred shall be reissued by the Corporation.

                  6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation the holders of shares of Series A Preferred shall be entitled to receive the same distribution paid to the holders of Common Stock, on an as-converted basis. Neither a consolidation or merger of the Corporation with another corporation or other legal entity, nor a sale or




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      transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

                  7. Conversion. (a) Automatic Conversion. Each share of the Series A Preferred will automatically be converted into the number of fully paid and nonassessable shares of Common Stock determined, subject to adjustment as described below, by dividing $0.10 by the Conversion Price, immediately upon the authorization and reservation of a sufficient number of shares of Common Stock by all requisite action by the Corporation including action by the Board and by the shareholders of the Corporation to provide for the conversion of all outstanding shares of Series A Preferred into fully paid and nonassessable shares of Common Stock.

                  (b) Mechanics of Conversion. Upon conversion as set forth in
      Section 7(a), the Series A Preferred shall be eliminated, and thereafter all shares of Series A Preferred shall become and be known as shares of "Common Stock" without further action or exchange on the part of the holder thereof. The holder of any certificate for Series A Preferred shall be entitled to request and to receive promptly from the Corporation a certificate or certificates setting forth the corresponding number of shares of Common Stock, by delivering a written notice to the attention of the Secretary or Treasurer of the Corporation at the Corporation's principal place of business of its desire to receive such replacement certificate or certificates, specifying the number of shares of Series A Preferred that have been so converted and the holder's calculation of the Conversion Rate. Such computation will be deemed correct for all purposes hereof absent manifest error. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Price, the Conversion Price will be finally determined by an investment banking or brokerage firm with no material prior or current relationship with the Corporation or any of its subsidiaries selected by the Board in good faith, the fees and expenses of which will be paid by the Corporation. The Corporation will, promptly upon receipt of all certificates representing Series A Preferred as have been issued to such holder that are to be converted, issue a certificate or certificates





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      registering the appropriate number of shares of Common Stock to such holder.

                  (c) Adjustment for Subdivisions or Combinations of Common Stock. In the event that the Corporation at any time or from time to time after the issuance on the Series Preferred effects a subdivision, dividend payable in shares of capital stock, recapitalization, combination or other similar transaction of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Conversion Price will be increased or decreased proportionately.

                  (d) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this
      Section 7 or a merger or consolidation of the Corporation with or into another corporation or other legal entity, or the sale of all or substantially all of the Corporation's properties and assets to any other Person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such capital reorganization, merger, consolidation or sale, proper provision will be made so that the holders of the Series A Preferred will thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock, securities or assets of the Corporation, or of the successor corporation or other legal entity resulting from such merger or consolidation or sale, to which a holder of the Common Stock deliverable upon conversion of Series A Preferred would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 7(d) with respect to the rights of the holders of the Series A Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this
      Section 7(d) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred) will be applicable after that event as nearly equivalent as may be practicable. This provision will apply to successive capital reorganizations, mergers,



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      consolidations or sales. Nothing herein will diminish or otherwise offset the rights of the Series A Preferred under Section 4(b).

                  (e) Rights Offering. If at any time or from time to time the Corporation shall offer to any of the holders of Common Stock any right, option or warrant to acquire additional shares of capital stock of the Corporation, then each holder of a share of then-outstanding Series A Preferred will be entitled to receive rights, options or warrants to acquire such number of additional shares of capital stock of the Corporation as such holder would have been entitled to receive had such holders of Series A Preferred been converted immediately prior to the record date for the offering of such rights, options or warrants, at the Conversion Rate then in effect.

                  (f) No Adjustment. No adjustment to the Conversion Price will be made if such adjustment would result in a change in the Conversion Price of less than 0.001%. Any adjustment of less than 0.001% which is not made will be carried forward and will be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of 0.001% or more in the Conversion Price.

                  (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
      Section 7, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at that time would be received upon the conversion of Series A Preferred.



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                  (h) Reservation of Stock Issuable Upon Conversion. The
      Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

                  8. Fractional Shares. Series A Preferred may be issued in fractions of a share which will entitle the holder, in proportion to such holder's fractional shares, to participate in distributions, vote, consent and to have the benefit of all other rights of holders of Series A Preferred.

                  9. Rank. The Series A Preferred will rank on a parity with the Common Stock as to any distributions or upon liquidation, dissolution or winding up.

                  10. Notice to Holders. Any notice given by the Corporation to holders of record of Series A Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Corporation and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series A Preferred receives such notice.

                  11. Certain Defined Terms. In addition to the terms defined elsewhere in this Article FOURTH, the following terms will have the following meanings when used herein with initial capital letters:

            "Conversion Price" means $0.0001 per share of Common Stock;



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            "Conversion Rate" means the number of shares of Common Stock into which each share of Series A Preferred may be converted;

            "Person" means any individual, firm, corporation or other entity and included any successor (whether by merger or otherwise) of such entity; and

            "Surviving Person" means the continuing, surviving or resulting Person in a Business Combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a Business Combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series A Preferred or Common Stock is exchanged or converted into the securities of any other Person or the right to receive cash or any other property.

            2. The foregoing amendment is adopted by the Board of Directors as of January 4, 2000.

            3. The foregoing amendment was duly adopted by the Board of Directors without shareholder action and shareholder action was not required.

            4. No shares of the Series A Preferred Stock have heretofore been issued.

            IN WITNESS WHEREOF, this amendment to the Certificate of Designation is executed on behalf of the Corporation as of this March 7, 2000.


                                          LITHIUM TECHNOLOGY CORPORATION


                                          /s/ David J. Cade
                                          ------------------------------
                                          David J. Cade

                                          Chairman & CEO





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